SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

INTERCONTINENTAL HOTELS GROUP PLC

Issuer

(Exact Name of Registrant as Specified in its Charter)

SIX CONTINENTS PLC

Guarantor

(Wholly-owned subsidiary of InterContinental Hotels Group PLC)

ENGLAND AND WALES

(State or Other Jurisdiction of Incorporation or Organization)

Not Applicable

(I.R.S. Employer Identification No.)

20 North Audley Street

London W1K 6WN

England

Tel. No.: 011-44-20-7409-1919

(Address Telephone Number of Registrant’s Principal Executive Offices)

Six Continents Hotels, Inc.

Three Ravinia Drive, Suite 100

Atlanta, Georgia 30346-2149

Tel. No.: 770-604-8177

(Name, address and telephone number of agent for service)

Please send copies of all communications to:

John O’Connor Sullivan & Cromwell LLP 1 New Fetter Lane London EC4A 1AN England Tel. No.: 011-44-20-7959-8900	David Wells Davis Polk & Wardwell 99 Gresham Street London EC2V 7NG England Tel. No.: 011-44-20-7418-1300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)(3)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Debt Securities	$750,000,000	100%	$750,000,000	$60,675

Guarantee of Debt Securities(4)

(1)	In U.S. dollars or their equivalent in foreign denominated currencies or composite currencies.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)	In no event will the aggregate initial public offering price of the securities issued under this Registration Statement exceed $750,000,000 or if any Debt Securities are issued (i) at an original issue discount, such greater amount as shall result in aggregate net proceeds not in excess of $750,000,000 to the Registrant or (ii) with a principal amount denominated in a foreign currency or composite currency, such amount as shall result in an aggregate initial offering price equivalent to a maximum of $750,000,000.
(4)	The debt securities may be guaranteed pursuant to a guarantee by Six Continents PLC (the “Guarantee”). No separate consideration will be received for the Guarantee. Pursuant to Rule 457(n), no separate fee for the Guarantee is payable.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to Section 8(a), may determine.

The Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 19, 2003

$750,000,000

INTERCONTINENTAL HOTELS GROUP PLC

DEBT SECURITIES

By this prospectus, InterContinental Hotels Group PLC may from time to time offer up to $750,000,000 in aggregate principal amount of debt securities. Unless otherwise indicated in the accompanying prospectus supplement, our wholly-owned subsidiary, Six Continents PLC, will guarantee our obligations with respect to these debt securities.

You should read this prospectus and the accompanying prospectus supplement carefully before you invest. We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in the accompanying prospectus supplement.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated             , 2003

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”) utilizing a shelf registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $750,000,000. This prospectus provides you with a general description of the securities we may offer. Each time InterContinental Hotels Group PLC sells securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and their offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us.”

Unless otherwise stated in this prospectus or unless the context otherwise requires, references in this prospectus to “we”, “our” and “us” are to InterContinental Hotels Group PLC. “IHG” or “the Company” refers to InterContinental Hotels Group PLC, and “the Group” refers to IHG and its subsidiaries. “Six Continents” refers to Six Continents PLC, our wholly-owned subsidiary. “IHG Hotels” refers to the hotels segment of IHG, including the companies in the Group which together carry on the hotels business. “Britvic” refers to Britannia Soft Drinks Limited, in which IHG holds a controlling interest, and “Britvic Group” means Britvic and its subsidiaries. We refer to the debt securities that may be offered using this prospectus collectively as the “securities.”

On April 15, 2003, upon completion of the demerger of the hotels and soft drinks businesses and the retail business of Six Continents (the “Separation”), IHG became the top holding company for the former hotels and soft drinks businesses of Six Continents, and the retail business became an entirely separate company. Upon Separation, IHG was deemed the successor registrant to Six Continents, pursuant to Rule 12g-3 of the Exchange Act. IHG owns 100% of the ordinary shares of Six Continents. IHG’s only significant asset is its interest in Six Continents. Six Continents in turn holds our entire interest in our hotels and soft drinks business.

ENFORCEABILITY OF CERTAIN CIVIL

LIABILITIES

Each of IHG and Six Continents is a public limited company incorporated under the laws of England and Wales. The majority of the current directors and officers of IHG and Six Continents, and some of the experts named in this document, reside outside the United States, principally in the United Kingdom. In addition, although IHG has assets in the United States through IHG’s wholly-owned subsidiary Six Continents, a large portion of IHG’s assets, and the assets of such persons referenced above, are located outside the United States. As a result, you may not be able to effect service of process within the United States upon IHG, Six Continents or these persons so that you may enforce judgments of U.S. courts against us or these persons based on the civil liability provisions of the U.S. federal securities laws. Linklaters, our U.K. legal adviser, has advised us that there is doubt as to the enforceability in England and Wales, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities solely based on the U.S. federal securities laws.

RISK FACTORS

Investing in the securities offered using this prospectus involves risk. You should consider carefully the risks described below, together with the risks described in the documents incorporated by reference into this prospectus, and any risk factors included in the prospectus supplement, before you decide to buy our securities. These risks are not the only ones that the Group faces, some risks are not yet known to the Group and some that the Group does not currently believe to be material could later turn out to be material. In particular, consideration should be given to the ongoing political uncertainties which could affect the financial condition of our business. If any of these risks actually occur, the Group’s business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment.

Risks Relating to IHG’s Businesses

You should read “Risk Factors” in IHG’s Report on Form 6-K, dated August 19, 2003, which is incorporated by reference in this prospectus, or similar sections in subsequent filings incorporated by reference in this prospectus, for risks relating to IHG’s businesses.

Additional Risks Relating to the Debt Securities

Since IHG is a holding company and currently conducts its operations through subsidiaries, your right to receive payments on debt securities issued by IHG is subordinated to the other liabilities of its subsidiaries, except Six Continents in the event your securities are guaranteed by Six Continents

Each of IHG and Six Continents is organized as a holding company, and substantially all of their operations are carried on through subsidiaries. As of June 30, 2003, Six Continents had drawn $1.445 billion under the $2.65 billion credit facility agreement dated February 13, 2003 that InterContinental Hotels Group PLC has arranged with a number of banks (the “Facility Agreement”). This Facility Agreement was subsequently reduced to $2.35 billion on April 23, 2003. Six Continents is permitted to borrow under the Facility Agreement, provided that there is a guarantee by IHG of any amounts so drawn. IHG’s ability to meet its financial obligations is dependent upon the availability of cash flows from its subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments. IHG’s subsidiaries are separate and distinct legal entities, and except for Six Continents’ guarantee of the debt securities (in the event your debt securities are guaranteed by Six Continents), and any intercompany loans they owe, IHG’s subsidiaries will have no obligation, contingent or otherwise, to pay any dividends or make any other distribution to IHG or otherwise pay amounts due with respect to the securities or to make funds available for such payments. Claims of the creditors of IHG’s subsidiaries have priority as to the assets of such subsidiaries over the claims of creditors of IHG. If your debt securities are guaranteed by Six Continents, then your debt securities will rank equally with all of Six Continents’ other unsecured and unsubordinated indebtedness. Holders of IHG’s debt securities are structurally subordinated, on IHG’s insolvency, to the prior claims of the creditors of IHG’s subsidiaries, other than those of Six Continents in the event your debt securities are guaranteed by Six Continents.

In addition, some of IHG’s subsidiaries are subject to laws restricting the amount of dividends they may pay. For example, subsidiaries of IHG’s incorporated under the laws of England and

Wales may be restricted by law in their ability to declare dividends due to failure to meet requirements tied to net asset levels or distributable profits.

Your right to receive payments may be adversely affected by the rights of secured creditors

The debt securities that we are offering will be guaranteed by Six Continents, unless otherwise indicated in the prospectus supplement. The debt securities are not subordinated to any of IHG’s other debt obligations and therefore they will rank equally with all of IHG’s other unsecured and unsubordinated indebtedness. As of June 30, 2003, the Group had £61 million aggregate principal amount of secured indebtedness outstanding. If IHG defaults on the debt securities or, in the event the debt securities are guaranteed by Six Continents, if Six Continents defaults on the guarantees, or in the event of bankruptcy, liquidation or reorganization, then, to the extent that IHG or Six Continents have granted security over their assets, the assets that secure these debts will be used to satisfy the obligations under that secured debt before IHG or Six Continents could use them to make payment on the debt securities or any guarantees relating thereto that Six Continents may provide. If there is not enough collateral to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness.

Your rights as a holder of debt securities may be inferior to the rights of holders of debt securities issued under a different series pursuant to the indenture

The debt securities are governed by a document called an indenture, which is described later in this prospectus under “Description of Debt Securities”. IHG may issue as many distinct series of debt securities under the indentures as it wishes. IHG may also issue a series of debt securities under the indenture that provides holders with rights superior to the rights already granted or that may be granted in the future to holders of another series. You should read carefully the specific terms of any particular series of debt securities which will be contained in the prospectus supplement relating to such debt securities.

Should IHG default on its debt securities, or should Six Continents default on the guarantees in the event the debt securities are guaranteed by Six Continents, your right to receive payments on such debt securities or guarantees may be adversely affected by U.K. insolvency laws

Each of IHG and Six Continents is incorporated under the laws of England and Wales. Accordingly, insolvency proceedings with respect to IHG or Six Continents are likely to proceed under, and be governed by, U.K. insolvency law. The procedural and substantive provisions of such insolvency laws are generally more favorable to secured creditors than comparable provisions of United States law. These provisions afford debtors and unsecured creditors only limited protection from the claims of secured creditors and it will generally not be possible for IHG or Six Continents or other unsecured creditors to prevent or delay the secured creditors from enforcing their security to repay the debts due to them under the terms that such security was granted.

5.

The debt securities lack a developed trading market, and such a market may never develop

IHG may issue debt securities in different series with different terms in amounts that are to be determined. Debt securities issued by IHG may be listed on a securities exchange. However, there can be no assurance that an active trading market will develop for any series of debt securities of IHG even if IHG lists the series on a securities exchange. There can also be no assurance regarding the ability of holders of IHG’s debt securities to sell their debt securities or the price at which such holders may be able to sell their debt securities. If a trading market were to develop, the debt securities could trade at prices that may be higher or lower than the initial offering price and, this may result in a return that is greater or less than the interest rate on the debt security, in each case depending on many factors, including, among other things, prevailing interest rates, IHG’s financial results, any decline in IHG’s credit-worthiness and the market for similar securities.

Any underwriters, broker-dealers or agents that participate in the distribution of the debt securities may make a market in the debt securities as permitted by applicable laws and regulations but will have no obligation to do so, and any such market-making activities may be discontinued at any time. Therefore, there can be no assurance as to the liquidity of any trading market for the debt securities or that an active public market for the debt securities will develop.

FORWARD-LOOKING STATEMENTS

This prospectus may contain statements regarding our assumptions, projections, expectations, intentions or beliefs about future events. These statements are intended as “Forward-Looking Statements” under the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, including:

• the effect of international economic conditions and unforeseen external events on the business;

• the ability to recruit and retain key personnel;

• the risks involved with developing and employing new technologies;

• possible regulatory changes or actions;

• the risks involved with the Group’s reliance on brands and protection of intellectual property rights and the reliance on consumer perception of its brands;

• the ability to access the capital markets for future capital needs or risks associated with funding the defined benefits under its pension schemes;

• the ongoing political uncertainties and specifically the impact of the conflict in the Middle East; and

• other factors discussed under “Risk Factors” and elsewhere in this document.

The forward-looking statements made in this prospectus speak only as of the date of this prospectus. We do not intend to publicly update or revise these forward-looking statements to reflect events or circumstances after that date of this prospectus, and we do not assume any responsibility to do so.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

IHG files annual reports and other reports and information with the SEC. You may read and copy any document that IHG files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the public reference rooms. All filings are also available online through the SEC’s EDGAR electronic filing system. Access to EDGAR can be found on the SEC’s website, www.sec.gov.

IHG’s American depositary shares, or ADSs, are listed on the New York Stock Exchange under the symbol “IHG”. IHG’s ordinary shares are admitted to trading on the London Stock Exchange under the symbol “IHG”. You can consult reports and other information about IHG that we filed pursuant to the rules of the New York Stock Exchange and the London Stock Exchange at such exchanges. IHG was deemed the successor registrant to the former Six Continents prior to Separation, pursuant to Rule 12g-3 of the Exchange Act.

The SEC allows IHG to “incorporate by reference” into this prospectus the information in documents filed with the SEC. This means that IHG can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When IHG updates the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

IHG incorporates by reference the documents listed below and any documents filed with the SEC in the future under Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, until the offerings made under this prospectus are completed:

• The Annual Report of Six Continents PLC on Form 20-F listed below for the fiscal year ended September 30, 2002, filed with the SEC on February 18, 2003 (the “Six Continents Annual Report for 2002”);

• Our Report on Form 6-K dated August 19, 2003, containing interim financial statements for the six months period to March 31, 2003 and pro forma financial information reflecting the Separation;

• Our reports on Form 6-K furnished to the SEC after the date of this prospectus only to the extent that the reports expressly state that we incorporate them by reference in this prospectus.

The Six Continents Annual Report for 2002 contains a summary description of our business and audited consolidated financial statements with a report by our independent auditors. You should note that the retail business of the former Six Continents group described in the Six Continents Annual Report for 2002 are no longer part of IHG. The financial statements in the Six Continents Annual Report for 2002 were prepared in accordance with accounting principles generally accepted in the United Kingdom. We refer to these accounting principles as U.K. GAAP in this prospectus. The Six Continents Annual Report for 2002 also presents the effects of the differences on IHG’s audited consolidated financial statements between U.K. GAAP and generally accepted accounting principles applicable in the United States. IHG refers to the latter accounting principles as U.S. GAAP in this prospectus.

IHG’s financial year end has been changed to December 31 for the period ending December 31, 2003 to align itself with the December 31 accounting year end of the majority of comparable U.S. and European hotel companies. IHG believes this will facilitate more meaningful comparisons with other key participants in the industry.

You may request a copy of these filings, at no cost, by writing to or telephoning IHG at the following address or telephone number:

InterContinental Hotels Group PLC

20 North Audley Street

London W1K 6WN

England

Tel. No.: 011-44-20-7409-1919

You should rely only on the information that IHG incorporates by reference or provides in this prospectus or any prospectus supplement. IHG has not authorized anyone to provide you with different information. IHG is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

INTERCONTINENTAL HOTELS GROUP PLC

IHG is a public limited company organized and existing under the laws of England and Wales. It was incorporated on October 2, 2002. Upon Separation, IHG was deemed the successor registrant to the former Six Continents.

We include a summary description of the Company contained in the Six Continents Annual Report for 2002.

The Group’s business comprises hotels and branded drinks; hotels through the ownership, management, leasing and franchising of hotels and resorts; and branded drinks through the production and distribution of soft drinks.

Our corporate headquarters is in the United Kingdom, and the registered address is 20 North Audley Street, London W1K 6WN, England.

Hotels

Overview

IHG Hotels owns a portfolio of well-recognized and respected brands, including InterContinental, Crowne Plaza, Staybridge Suites, Holiday Inn and Express. With more than 3,300 owned, leased, managed and franchised hotels and approximately 515,000 guest rooms across nearly 100 countries and territories as at March 31, 2003, IHG Hotels is the second largest hotel business in the world by number of rooms.

IHG Hotels generated operating profits before exceptional items of £427 million on revenues of £1,896 million in fiscal 2001, and in fiscal 2002, IHG Hotels generated operating profits before exceptional items of £262 million on revenues of £1,532 million. The financial performance in 2002 declined in comparison to previous years, predominantly as a result of the events of September 11, 2001 and the concurrent downturn in the global economy which adversely affected the worldwide hotel market.

History — Prior to Separation

IHG, formerly known as Bass PLC, and most recently, Six Continents, was historically a conglomerate operating, among other things, as a brewer, soft drinks manufacturer, leisure operator, and restaurant and pub and bar owner. The Group made its first significant international hotel acquisitions when it acquired Holiday Inn International in 1988 and the remaining North American Business of Holiday Inn in 1990. This gave the Group the Holiday Inn and the Crowne Plaza by Holiday Inn brands. Subsequently, in 1990 the Group launched the limited service brand, Express.

In line with its strategy to optimize capital deployment, the Group disposed of its owned U.S. midscale hotel property assets in 1997, but retained branding distribution on the majority of these properties through franchise agreements.

During 1997, the Group entered the U.S. upscale extended stay segment with the introduction and development of Staybridge Suites by Holiday Inn. To expand further its international reach and its strong brand portfolio, the Group acquired the InterContinental hotels business in March 1998. This acquisition added 117 InterContinental and 20 Forum hotels to the portfolio. Following this acquisition, the Group had a portfolio of brands spanning the industry from upper upscale to midscale limited service across all regions.

In January 2000, the Group acquired the Australia-based hotel company, Southern Pacific Hotels Corporation, which operated 59 hotels under the “Parkroyal” and “Centra” brands across Australia, New Zealand and the South Pacific as well as hotels in select South East Asian countries. These hotels strengthened considerably the Group’s existing organically-built presence in the Asia Pacific region. A large proportion of these hotels were subsequently converted to the InterContinental, Crowne Plaza and Holiday Inn brands. Shortly afterwards, the Group acquired Bristol Hotels & Resorts Inc., a U.S. based hotel management company comprising 112 hotels operating mainly under leases. These leases were then sold or converted to management contracts by July 2001, with the goal of reducing the volatility of the Group’s earnings from those hotels.

In April 2001, the Group completed the acquisition of the Posthouse business, which comprised 79 midscale hotels located in the United Kingdom and Republic of Ireland. The Group then converted the majority of these hotels to the Holiday Inn brand, thereby enhancing the position of Holiday Inn in the United Kingdom, making it the number one midscale brand by number of rooms. This acquisition, combined with strong midscale segment positions in Germany and Italy, gave the Group a strong European base of operations.

In August 2001, the Group completed the acquisition of the prestigious Regent Hotel in Hong Kong, which it subsequently rebranded “InterContinental Hong Kong”, strengthening its upper upscale hotel market position in the Asia Pacific region and adding a key location for its international guests.

Strategy

IHG Hotels’ strategy is to use the strength of its brand portfolio, the breadth of its distribution, the diversity of its business models and the benefits of its scale in order to drive growth and returns for its shareholders. IHG Hotels intends to continue to implement this strategy by seeking to:

• develop high quality, strongly differentiated brands;

• extend IHG Hotels’ network of hotels through activities which generally do not involve significant capital;

• leverage global system scale economies to drive superior revenue per available room (“RevPAR”) and gross operating profit premiums;

• optimize capital deployment; and

• continue to develop IHG Hotels’ people.

Operations

Ownership Model

Profits are broadly balanced between owned hotels, which have an opportunity for greater profits but are subject to greater volatility, and managed/franchised hotels, which have more stable income streams.

The Group operates IHG Hotels through four different business models to ensure a balance of growth, returns, risk and reward. These models are:

• ownership or lease, (“O & L”) where an IHG Hotels company both owns (or leases) and operates a hotel and, in the case of ownership, takes all the benefits and risks of ownership. Rooms owned or leased by IHG Hotels totaled 41,442 as at March 31, 2003, together representing 8% of IHG Hotels’ rooms;

• joint venture, where an IHG Hotels company directly or indirectly holds an equity interest in the hotel and receives a share of the benefits and risks of ownership in proportion to its stake. A management contract is generally entered into in conjunction with the joint venture. IHG Hotels has 21 joint venture arrangements worldwide;

• management contract, where an IHG Hotels company manages the hotel for third-party owners under an IHG brand in return for a management fee and provides the system infrastructure necessary for the hotel to operate. Management contract fees are usually linked to a hotel’s revenues and often include an additional incentive fee, linked to profitability or cash flow. IHG Hotels operated 85,879 rooms under management contracts at March 31, 2003, representing 17% of its hotel rooms; and

• franchise, where IHG Hotels companies neither own nor manage the hotel, but provide the use of the brand, systems and expertise. IHG Hotels derives revenues from a royalty or licensing fee payable by the franchisee for the right to operate under an IHG brand. This fee is often based on a percentage of room revenue. IHG Hotels operated 387,938 rooms under a franchise agreement as at March 31, 2003, with 87% of rooms in North and South America operating under this model. As at March 31, 2003, franchised hotels represented 75% of IHG Hotels’ total rooms.

The following table shows the number of hotels and rooms owned, operated or franchised by IHG Hotels at March 31, 2003 and the end of each of the last three fiscal years.

	Owned or Leased		Management Contracts and Joint Ventures		Franchised		Total
	No. of Hotels	No. of Rooms	No. of Hotels	No. of Rooms	No. of Hotels	No. of Rooms	No. of Hotels	No. of Rooms
As at March 31, 2003	188	41,442	306	85,879	2,850	387,938	3,344	515,259
As at September 30
2002	190	42,642	314	86,761	2,821	386,122	3,325	515,525
2001	191	42,531	318	85,893	2,758	386,272	3,267	514,696
2000	105	27,916	334	91,119	2,624	372,029	3,063	491,064

Most hotels in the IHG Hotels system pay assessments to fund the marketing and reservation costs of the IHG Hotels system. For fiscal 2002, the total contribution to the systems funds covering marketing (including loyalty program) and reservation costs amounted to approximately $350 million.

IHG Hotels sets quality and service standards for all of its hotel brands (including those operated under management contract or franchise arrangements) and operates a customer satisfaction and hotel quality measurement system to ensure those standards are met or exceeded. The quality measurement system includes an assessment of both physical property and customer service standards.

Brands

IHG Hotels has five principal brands.

Brands overview

Brands	Room Numbers*	Hotels*

InterContinental	44,281	133
Crowne Plaza	57,533	195
Holiday Inn	289,048	1,544
Express	113,947	1,395
Staybridge Suites	5,807	52
Other	4,643	25

Total	515,259	3,344

*As	at March 31, 2003.

InterContinental

InterContinental was acquired in March 1998 and is IHG Hotels’ global upper upscale hotel brand. The hotels are targeted at both business and leisure guests. InterContinental hotels are generally situated in prime locations in major cities and key resorts around the world and provide high quality amenities, generally reflecting the local culture. There were 133 InterContinental hotels in more than 60 countries which represented 9% of all of IHG Hotels’ hotel rooms as at March 31, 2003.

InterContinental hotels are principally owned, leased or managed by IHG Hotels. The brand is one of the top international upper upscale hotel brands based on room numbers and has more than 50 years of heritage in the segment. IHG Hotels’ competition includes international luxury chains (for example Four Seasons and Ritz Carlton) and upper upscale chains (for example, Marriott, Hilton, Hyatt and Westin).

Crowne Plaza

Crowne Plaza is IHG Hotels’ global upscale hotel brand which has been developed as a stand alone brand since acquisition of the Holiday Inn business and has grown to 195 hotels worldwide. The brand is targeted at the business guest, with a particular focus on meetings and related services. The upscale Crowne Plaza hotels and resorts are predominantly located in major and secondary cities and resorts around the world, typically in significant business centers, and provide the high level of comfort, amenities, services, facilities and meeting space expected of a full service hotel. Crowne Plaza represented 11% of IHG Hotels’ hotel rooms as at March 31, 2003.

The majority of the upscale Crowne Plaza hotels and resorts are franchised hotels. As at March 31, 2003, 53% of Crowne Plaza brand properties were in the Americas. The other key competitors in this segment include Sheraton, Marriott, Hilton, Double-Tree, Wyndham and Radisson.

Holiday Inn

Holiday Inn is IHG Hotels’ midscale full service brand. Holiday Inn International was acquired in 1988 with the remaining North American business of Holiday Inn being acquired in 1990. In the last ten years, the brand has grown in EMEA and Asia Pacific, while its number of hotels has declined in the Americas, although this decline has been more than offset by the growth in Express. The brand is targeted at the mid-market guest and is IHG Hotels’ largest global hotel brand based on room numbers. Holiday Inn is also one of the world’s most recognized hotel brands. IHG Hotels seeks to offer, through its Holiday Inn brand, good value for money with appropriate standards of products and services.

There were 1,544 Holiday Inn hotels located in more than 70 countries which represented 56% of all IHG Hotels’ hotel rooms as at March 31, 2003. The brand is predominantly franchised. Holiday Inn is the most “stayed at” hotel brand in America, with 90% of travelers interviewed claiming to have stayed at a Holiday Inn hotel at some point in their lives — more than any other hotel brand. As at March 31, 2003, 74% of the Holiday Inn branded hotels were located in the Americas, where the brand enjoys a considerable RevPAR premium to many of its competitors.

As well as having the largest market share in the U.S. midscale full service segment, the brand has a significant position in the midscale segment in several European countries. For example, it is the largest midscale brand in the U.K. and the second largest midscale brand in Italy based on room numbers. In Asia Pacific, Holiday Inn is the largest midscale brand in China and has a strong position in Australia.

Express

Express is IHG Hotels’ midscale limited service hotel brand. IHG Hotels recognized the need for a brand in this category in the early 1990s and subsequently developed Express to further the reach of the Holiday Inn brand and enter the midscale limited service segment. The brand has grown rapidly and aims to provide the room quality of midscale hotels without the associated full range of facilities. The brand is targeted at the value-conscious guest, as best evidenced by the “Stay Smart” marketing campaign in the United States.

There were 1,395 Express hotels worldwide, which represented 22% of IHG Hotels’ hotel rooms as at March 31, 2003. Express is the third largest brand in the U.S. midscale limited service segment based on room numbers, and 90% of the Express branded rooms are located in the Americas. Express hotels are almost entirely franchised. The brand enjoys a RevPAR premium to many of its competitors in the United States. Express also has a solid and growing brand presence in the U.K. market where it faces competition from a variety of local market brands and independent hotels.

Staybridge Suites

Staybridge Suites is IHG Hotels’ organically developed upscale extended stay brand and offers self-catering services and amenities designed specifically for those on extended travel. The rooms provide more space than the typical hotel room, offering studios and one and two bedroom suites, with cooking and other facilities available in each room/suite. As at March 31, 2003, there were 52 Staybridge Suites hotels, all of which are presently located in the Americas, which represented 1% of all IHG Hotels’ hotel rooms. The first Staybridge Suites hotel was opened in

1998, with the fiftieth Staybridge Suites hotel following in November 2002, thereby demonstrating the fastest roll out of fifty properties in its segment. In July 2003, the Group sold 16 Staybridge Suites’ hotels in the U.S. to Hospitality Properties Trust (“HPT”) for $185 million. These hotels will, however, continue to operate within the Staybridge Suites’ brand as a result of the Group having entered into a management agreement relating to these hotels with HPT for a period of 20 years with options to extend. Staybridge Suites brands are divided broadly between franchised and managed models. The primary competitors include, among others, Residence Inn, Homewood, Summerfield and Hawthorne.

Geographical Analysis

While IHG Hotels’ brands are in the main recognized globally, operational management is divided into three main geographic regions — North and South America (the “Americas”); Europe, Middle East and Africa (“EMEA”) and Asia and countries in the Pacific region (“Asia Pacific”). With its worldwide hotels operations and multiple ownership models, IHG Hotels is less dependent on the business cycle of any one country or region, although the U.S. market is predominant. The following tables show information concerning the geographical locations of IHG Hotels’ hotels for the periods indicated below.

For the year ended September 30, 2002	Americas	EMEA	Asia Pacific

Room Numbers % (as at September 30, 2002)	72	20	8
Hotel division operating profit (before exceptional items and Other (i))	178	125	24
Hotel division operating profit % (before exceptional items and Other(i))	55	38	7
Exceptional Items(ii)	(46)	(15)	(14)
Hotel division operating profit (before Other(i))	132	110	10
Hotel division operating profit (before Other(i)) %	52	44	4

(i)	Includes central overheads, goodwill amortization less dividends received from our investment in Felcor Lodging Trust Inc. (“Felcor”) and other income items.
(ii)	The majority of the exceptional items relates to tangible asset write downs of £77 million following an impairment review of the hotel estate.

For the six month period ended March 31, 2003	Americas	EMEA	Asia Pacific

Room Numbers % (as at March 31, 2003)	72	20	8
Hotel division operating profit (before Other(iii)) %	58	28	14

(iii)	Includes central overheads, marketing costs and goodwill amortization less dividends from Felcor and other income items.

Americas

In the Americas, the largest proportion of rooms are operated under the franchised business model primarily in the midscale segment (Holiday Inn and Express). Similarly, in the upscale segment, Crowne Plaza is predominantly franchised, whereas InterContinental currently is predominantly geared toward ownership and management. With over 2,600 hotels, the Americas represented the bulk of the Group’s hotels and approximately 58% of IHG Hotels’ operating profit (before Other) for the six month period ended March 31, 2003. The key profit producing region is the United States, although IHG Hotels also has representation in the branded segment in each of Latin America, Canada, Mexico and the Caribbean.

Despite all the negative influences on the hotel industry, total USD operating profit for the six month period ended March 31, 2003 was the same as the period in the prior year, demonstrating the strength, scale and resilience of the midscale franchise business in this region.

EMEA

EMEA’s profit stream is weighted toward ownership, particularly in respect of Holiday Inn and InterContinental hotels, although there are also managed and franchised hotels for most of its brands. EMEA comprised 579 hotels in total as at March 31, 2003. The key profit producing regions are the United Kingdom, with a base of owned Holiday Inn hotels, and the main European gateway cities (such as, Paris, London and Frankfurt) with owned and leased InterContinental hotels.

In the six month period ended March 31, 2003, EMEA was impacted significantly by the fall in international travel as a consequence of the sustained weakness of the global economy and the threat of and subsequent war in Iraq. These factors have particularly affected key gateway cities in which EMEA’s upscale properties are concentrated. As a result, while EMEA represented approximately 38% of IHG Hotels’ operating profit (before Other) for the year ended September 30, 2002, this fell to 28% for the six months ended March 31, 2003.

Asia Pacific

Asia Pacific represented 8% of IHG hotel rooms and 14% of its operating profit (before Other) for the six month period ended March 31, 2003. Comprising 142 hotels in total, IHG Hotels has a strong and growing presence in Asia Pacific, an important market as currently underdeveloped parts of the Asia Pacific market are expected to generate significant growth in the hotel and tourism industry over the next decade. The region represents a source of growth due to the current low penetration of brands offering the opportunity for IHG Hotels’ brands to build strong positions in key markets.

The region had a strong first quarter to December 31, 2002, particularly driven by the excellent performance of the InterContinental Hong Kong, which saw RevPAR growth of nearly 60% in the first quarter. This period also included $4 million of one-off income. The onset of the SARS virus, however, severely impacted key markets toward the end of the second quarter ended March 31, 2003.

Internet

In the business-to-consumer field, IHG Hotels, previously Six Continents Hotels, has been at the forefront of electronic hotel reservations since it was introduced in 1995. The Internet continues to be an important communications and distribution channel for the Group’s sales. During fiscal 2002, 4.5 million room nights were booked via the various IHG brand websites, such as www.intercontinental.com and www.holiday-inn.com. A further innovation during fiscal 2002 was the introduction of the “Lowest Internet Rate Guarantee” program, which promises customers that they would not find a better hotel rate on the Internet than on the Group’s sites, or it would honor the lower rate, plus a further 10% reduction from that rate. In fiscal 2002, IHG, along with four other hotel chains, announced the formation of Hotel Distribution System (HDS), LLC, a venture intended to market hotel rooms over the internet via on-line affiliate distributors. Now launched as Travelweb this is expected to make significant inroads into the non-direct internet booking channel in the U.S. In further developments we have joined forces with leading

European hotel chains to acquire a controlling interest in Worldres Europe which is intended to play a similar role as Travelweb to the European consumer as well as provide a booking engine for travel agents and hotels alike. IHG Hotels continues to be involved, along with Marriott International, Inc., Hyatt Hotels Corporation and ClubCorp USA Inc., in Avendra LLC, an internet-enabled business-to-business hospitality procurement company.

Seasonality

Although the performance of individual hotels and geographic markets might be highly seasonal due to a variety of factors such as the tourist trade and local economic conditions, the geographical spread of IHG Hotels’ hotels in almost 100 countries and territories and the relative stability of the income stream from franchising activities diminish the effect of seasonality on the results of the Group.

Competition

The Group’s hotels compete with a wide range of facilities offering various types of lodging options and related services to the public. The competition includes several large and moderate sized hotel chains offering upper, mid and lower priced accommodation and also includes independent hotels in each of these market segments, particularly outside of North America where the lodging industry is much more fragmented. Major hotel chains which compete with the Group include Marriott International, Inc., Starwood Hotels & Resorts Worldwide, Inc., Choice Hotel International, Best Western International, Hilton Hotels Corporation, Hilton Group plc, Cendant Corporation, Four Seasons Hotels Inc. and Accor SA.

Soft Drinks

Overview

The Group holds a controlling interest in Britvic, the holding company for the Britvic Group, which is the second largest manufacturer of soft drinks, by volume, in the United Kingdom. The ownership of Britvic is split between the Group (50% plus one share held through a subsidiary of the Company), Allied Domecq Overseas (Canada) Limited and Whitbread Group PLC (each with 25% less a half share).

The Britvic Group owns an extensive portfolio of soft drinks brands that includes Robinsons, Tango, Britvic (juice and mixers), R Whites, Amé, J2O, Purdey’s and Aqua Libra and has exclusive rights in perpetuity to Red Devil in the United Kingdom and the Republic of Ireland. The Britvic Group also holds the exclusive franchise rights in Great Britain for the Pepsi and 7UP brands under a bottling agreement (“Bottling Agreement”) dated January 5, 1987 with Pepsi Beverages International (“PBI”). The Bottling Agreement expires at the beginning of 2007 and contains a change of control provision which, although not triggered by the Separation, allows PBI to terminate upon a change of control of the Britvic Group. Sales of Pepsi drinks accounted for approximately 42% of total net sales for the Britvic Group in 2002.

The Britvic Group’s operations are split between Britvic which includes the Pepsi, Tango, R Whites, Britvic (juice and mixers) and 7UP brands and Robinsons. Robinsons Soft Drinks Limited, a direct subsidiary of Britvic, holds the major brands acquired since Britvic Holdings Limited was initially set up by Six Continents, Allied and Whitbread in 1987. This includes the Robinsons and Red Devil brands and also the Amé, Purdey’s and Aqua Libra brands which were owned by Orchid Drinks Limited, a business acquired by the Britvic Group in July 2000. Sales of Robinsons products accounted for approximately 28% of total net sales for the Britvic Group in 2002. PBI owns a 10% stake in Britvic Holdings Limited, the holding company for Britvic, but if the Bottling Agreement is terminated it will have the right to put its shares to Britvic at a price to be agreed or, failing which, at fair market value.

The Britvic Group generated operating profits before exceptional items of £57 million on revenues of £571 million in 2001, and in 2002 the Britvic Group generated increased operating profits before exceptional items of £63 million on revenues of £602 million.

In the six months to March 31, 2003, the Britvic Group grew its turnover by 6.5%, while continued strong control over costs contributed to the growth in operating profit of 25%.

Strategy

The goal for the Britvic Group is for it to become the United Kingdom’s leading soft drinks manufacturer. To achieve this goal, the strategy for the Britvic Group is to build its share of the major volume and value segments within the carbonated-soft drinks and still drinks markets. The Britvic Group continues to increase its market share by supporting its existing portfolio of brands and by a program of new product development and, where appropriate, acquisition.

Britvic’s business and brands

The following are the Britvic Group’s main brands:

Carbonates

Pepsi

Pepsi is the second largest soft drinks brand sold in the U.K. market.

7UP

7UP has become the second largest lemon and lime carbonated soft drink in the United Kingdom.

Tango

Tango is the number three fruit flavored carbonate in the U.K. market.

Stills

Robinsons

Robinsons is the market leader in the dilutables sub-sector by value in the United Kingdom, and the second largest grocery soft drinks brand by value in the United Kingdom. Since 1998, the brand’s market share has increased significantly.

Britvic (juice and mixers)

The Britvic brand is the leader in the U.K. on-premise juices segment. While sales of traditional mixers such as Indian Tonic Water are declining, J2O, a premium exotic juice-based soft drink, which was launched in fiscal 1999, has more than offset this lost volume.

R Whites Lemonade

R Whites Lemonade is a brand leader in premium lemonades in the U.K. on-premise sector.

Adult Drinks

Orchid Drinks Limited was acquired in July 2000 to provide the Britvic Group with established brands in the growing U.K. adult/functional drink sectors. The product range includes Amé, Aqua Libra, Purdey’s and Norfolk Punch. The Britvic Group acquired the U.K. and Republic of Ireland rights to the energy drink Red Devil in August 2002.

Other

The Britvic Group also has a supply agreement for the sale of Abbey Well water for resale to licensed outlets and impulse buy outlets (excluding major multiples such as supermarket chains). In addition to brand acquisitions, the Britvic Group has developed and maintained its portfolio of brands. It has achieved this through an active new product development program to generate new sub-brands and packaging initiatives. Notable among these are new sub-brands, such as J2O and Robinsons’ Fruit Shoot. In addition, the Britvic Group has introduced a series of new packaging types such as a children’s 250 ml pack for the Tango brand together with flavor extensions such as Tango Cherry and limited edition seasonal Robinsons flavors.

Competition

The Britvic Group’s brands compete with many multi-national, national and regional producers and private label suppliers. The Britvic Group’s main competitor in the United Kingdom is Coca-Cola Enterprises (Coca-Cola, Fanta, Sprite, Dr Pepper, Schweppes and Lilt), which is the overall soft drinks market leader (in terms of market share). The Britvic Group also faces significant competition from GlaxoSmithKline (Lucozade and Ribena), AG Barr (Irn-Bru and Orangina), Proctor & Gamble (Sunny Delight) and Tropicana UK Limited (fruit juices), which are each strong within specific sectors of the market. A number of smaller manufacturers dominate their individual sector and their combined influence is becoming more important. Another significant player is Red Bull (energy drink).

Production and Distribution

In fiscal 2002, the Britvic Group had six production plants which produced over 1.2 billion liters of soft drinks during the year and operated 12 retail distribution depots as well as a national distribution center for supplying the on-trade and off-trade.

Seasonality

The volume of sales in the soft drinks business may be affected by weather and is seasonal, peaking in the summer months and at the time of holiday occasions, such as Christmas.

Regulation

The Food Safety Act 1990 effectively raised the quality standards demanded in the soft drinks industry. The Britvic Group has actively participated in the industry discussion processes which, it is believed, will ultimately result in legislation governing soft drinks products sold in the EU market.

SIX CONTINENTS PLC

Six Continents, formerly known as Bass PLC, is a public limited company organized and existing under the laws of England and Wales. It was formed in 1967, but the constituent parts are the result of the amalgamation of more than 80 companies and a number of disposals over more than 200 years.

Following Separation, Six Continents became our wholly-owned subsidiary. Six Continents is the subsidiary holding company for the hotels and soft drinks businesses. The corporate headquarters is in the United Kingdom, and the registered address is 20 North Audley Street, London, W1K 6WN, England.

RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)

Our consolidated ratios of earnings to fixed charges calculated in accordance with U.K. GAAP and U.S. GAAP for each of our fiscal years ended September 30, 1998 through 2002 and for the six months ended March 31, 2003 are as follows:

	Year ended September 30,
	1998	1999		2000	2001	2002	March 31, 2003
U.K. GAAP	1.7	1.5		2.1	2.4	2.0	(a	)
U.S. GAAP	1.2	(b	)	1.7	2.1	2.2	(b	)

(a)	Earnings calculated under U.K. GAAP for the six months ended March 31, 2003 were insufficient to cover fixed charges by £44 million.

(b)	Earnings calculated under U.S. GAAP were insufficient to cover fixed charges as follows:

September 30, 1999	£13 million
March 31, 2003	£140 million

We computed the ratio of earnings to fixed charges by dividing the amount of our earnings by the amount of our fixed charges. We calculated earnings by adding:

• consolidated income from continuing operations before taxes on income;

• dividend income receivable from associated companies less than 50% owned; and

• fixed charges;

and then deducting:

• share of pre-tax income of companies less than 50% owned; and

• the pre-tax value of preferred share dividends payable by our subsidiaries.

We calculate fixed charges by adding interest on all indebtedness and amortization of debt issues, and the element of rental expense which we deem to be representative of interest.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth the Group’s actual and pro forma short term borrowings and capitalization and indebtedness as of March 31, 2003. The pro forma amounts reflect the anticipated capitalization and indebtedness of the Group as a result of the Separation which was effective on April 14, 2003.

	As at March 31, 2003
	Actual	Pro forma (ii)

Short-term borrowings:
Bank loan and other borrowings (secured: actual £7 million; pro forma £5 million)	37	34

Long-term borrowings:
Bank loan and other borrowings (secured: actual £61 million; pro forma £61 million)	1,608	1,024
Shareholders’ funds
Share capital	243	734
Share premium	802	—
Revaluation reserve	1,032	289
Capital redemption reserve	853	—
Merger reserve	—	1,164
Profit and loss account	2,316	332

Total shareholders’ funds	5,246	2,519

Total capitalization	6,854	3,543

(i)	Total capitalization under U.S. GAAP would be: actual £7,328 million; pro forma £4,946 million.

(ii)	The Unaudited Condensed Pro Forma Consolidated Financial Information contained in our Report on Form 6-K, dated August 19, 2003, which is incorporated by reference, has been prepared for illustrative purposes only and, because of its nature, may not give a true picture of:

• the financial position or results of IHG had the Separation (and related refinancing) occurred on the dates assumed; or

• the results of operations of IHG for any future period or its financial condition at any future date.

In addition, IHG Hotels operated as a division of Six Continents prior to the Separation and, consequently, its operating results may have been different than if it had operated as a stand-alone group.

The Unaudited Condensed Pro forma Financial Information has been prepared from, and should be read in conjunction with, Six Continents PLC’s historical audited financial statements for the year ended September 30, 2002 and notes and unaudited interim results for the period ended March 31, 2003.

The Unaudited Condensed Pro forma Consolidated Financial Information has been prepared in accordance with U.K. GAAP, which differ in certain respects from U.S. GAAP. Note 32 of Notes to the Financial Statements for the year ended September 30, 2002, together with Note 17 of the Notes to the Unaudited Condensed Consolidated Financial Statements, provide a description of the principal differences between U.K. GAAP and U.S. GAAP as they relate to the Group. Pro forma profit for the period and pro forma shareholders’ funds as adjusted for these differences are set out in the notes to the Unaudited Condensed Pro Forma Financial Information.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes. These include working capital for the Group and the repayment of the existing borrowings of the Group. IHG may temporarily invest funds that it does not need immediately for these purposes in bank deposits and in short-term marketable securities.

DESCRIPTION OF DEBT SECURITIES

IHG may issue debt securities by this prospectus. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called the indenture. The indenture relating to our debt securities is a contract that will be entered into among InterContinental Hotels Group PLC, Six Continents PLC and JPMorgan Chase Bank.

JPMorgan Chase Bank acts as the trustee under the indenture. The trustee has two main roles:

• First, it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Default and Related Matters — Events of Default — Remedies If an Event of Default Occurs” below; and

• Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

Unless otherwise specified in the accompanying prospectus supplement, Six Continents will guarantee the debt securities issued under the indenture. The guarantee is described under “Description of Guarantee” below.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by New York law. The indenture is an exhibit to our registration statement. See “Where You Can Find More Information About Us” for information on how to obtain a copy.

This section summarizes the material provisions of the indenture and the debt securities. However, because it is a summary, it does not describe every aspect of the indenture or the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including some of the terms used in the indenture. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series of debt securities described in the prospectus supplement.

We may issue as many distinct series of debt securities under our indenture as we wish. This section summarizes all material terms of the debt securities that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series.

We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. (Section 1.01 of the Indenture) The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any such debt securities.

We may, without the consent of the holders of the debt securities, issue additional debt securities having the same ranking and the same interest rate, maturity, and other terms of the debt securities of any series. Any such additional debt securities together with the original issuance of debt securities of such series may be designated a single series under the indenture. No additional debt securities may be issued as part of another series if an event of default, as defined in the indenture, has occurred.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the pricing agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement and any pricing agreement.

The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

• the title of the series of debt securities;

• any limit on the aggregate principal amount of the series of debt securities;

• any stock exchange on which we will list the series of debt securities;

• the date or dates on which we will pay the principal of the series of debt securities;

• the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

• the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

• any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the option of the holder;

• the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions that are not described in this prospectus, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

• the denominations in which the series of debt securities will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

• the currency of payment of principal, premium, if any, and interest on the series of debt securities if other than the currency of the United States of America and the manner of determining the equivalent amount in the currency of the United States of America;

• any index used to determine the amount of payment of principal of, premium on, if any, and interest on the series of debt securities;

• the applicability of the provisions described later under “Covenants — Defeasance and Discharge”;

• whether the series of debt securities will be issuable in whole or part in the form of a global security as described under “Legal Ownership — Global Securities”, and the depository or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee; and

• any other special features or special U.S. federal income or U.K. tax considerations of the series of debt securities.

Unless otherwise stated in the prospectus supplement, the debt securities will be issued only in fully registered form without interest coupons.

Legal Ownership

Street Name and Other Indirect Holders

We generally will not recognize investors who hold securities in accounts at banks or brokers as legal holders of debt securities. When we refer to the holders of securities, we mean only the actual legal and (if applicable) record holder of those securities. Holding securities in accounts at banks or brokers is called holding in street name. If you hold securities in street name, we will recognize only the bank or broker, or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required. If you hold securities in street name, you should check with your own institution to find out:

• how it handles securities payments and notices;

• whether it imposes fees or charges;

• how it would handle voting if it were ever required;

• whether and how you can instruct it to send you securities, registered in your own name so you can be a direct holder as described below; and

• how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the securities run only to persons who are registered as holders of securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security?    A global security is a special type of indirectly held security, as described above under “Street Name and Other Indirect Holders”. If we choose to issue securities in the form of global securities, the ultimate beneficial owners can only be indirect holders.

We require that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement relating to an offering of a series of securities will indicate whether the series will be issued only in the form of global securities.

Special Investor Considerations for Global Securities.    As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

If you are an investor in securities that are issued only in the form of global debt securities, you should be aware that:

• You cannot get debt securities registered in your own name.

• You cannot receive physical certificates for your interest in the securities.

• You will be a street name holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities, as explained earlier under “Street Name and Other Indirect Holders”.

• You may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

• The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

• The depositary will require that interests in a global security be purchased or sold within its system using same-day funds. By contrast, payment for purchases and sales in the market for corporate bonds and other securities is generally made in next-day funds. The difference could have some effect on how interests in global security trade, but we do not know what that effect will be.

• If the depositary defaults we will not be responsible.

Special Situations When Global Security Will Be Terminated.    In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the debt securities have been previously described in the subsections entitled “Street Name and Other Indirect Holders” and “Direct Holders”.

The special situations for termination of a global security are:

• When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary.

• When an event of default on the securities has occurred and has not been cured. Defaults are discussed below under “Default and Related Matters — Events of Default”.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

In the remainder of this description “you” means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the previous subsection entitled “Street Name and Other Indirect Holders”

Overview of Remainder of This Description

The remainder of this description summarizes:

• Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

• Your rights under several special situations, such as if we merge with another company, if we want to change a term of the debt securities or if we want to redeem the debt securities for tax reasons.

• Your rights to receive payment of additional amounts due to changes in the withholding requirements of various jurisdictions.

• Covenants contained in the indentures that restrict our and our restricted subsidiaries’ ability to incur liens and undertake sale and leaseback transactions. A particular series of debt securities may have additional covenants.

• Your rights if we default or experience other financial difficulties.

• Our relationship with the trustee.

ADDITIONAL MECHANICS

Exchange and Transfer

You may have your registered debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 3.05) This is called an exchange.

You may exchange or transfer registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the registered debt securities. (Section 3.05)

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership.

If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 10.02)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of registered debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of registered debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any registered security being partially redeemed. (Section 3.05)

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (Section 3.07)

We will pay interest, principal and any other money due on the registered debt securities at the corporate trust office of the trustee in New York City. That office is currently located at 4 New York Plaza, Floor 15, New York, New York, 10004. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. Interest on global securities will be paid to the holder thereof by wire transfer of same-day funds.

Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities. (Section 10.02)

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Sections 1.01 and 1.06)

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 10.03)

SPECIAL SITUATIONS

Mergers and Similar Events

Both IHG and the guarantor, if applicable, are generally permitted to consolidate or merge (which term shall include a scheme of arrangement) with another company or firm. Each of IHG and the guarantor is also permitted to sell or lease substantially all of its assets to another firm or to buy or lease substantially all of the assets of another firm. However, neither may take any of these actions unless all the following conditions are met:

• If either consolidates or merges out of existence or sells or leases its assets, the other firm must be an entity in a member nation of the Organization for Economic Cooperation and Development.

• If either consolidates, merges out of existence or sells or leases substantially all of its assets, the other firm must assume its obligations on the debt securities. The other firm’s assumption of these obligations must include the obligation to pay the additional amounts described later under “Payment of Additional Amounts”. If such other firm is organized under the laws of a jurisdiction other than the United Kingdom, the United States, any State thereof or the District of Columbia, it must indemnify you against any governmental charge or other cost for you resulting from the transaction. It will not be required, however, to indemnify you against any costs associated with the treatment by the U.S. Internal Revenue Service of the transaction as an exchange for U.S. Federal income tax purposes of debt securities for new securities, as discussed below.

• The merger, sale or lease of assets or other transaction must not cause a default on the debt securities, and we must not already be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described later under “Default and Related Matters — Events of Default — What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

• It is possible that the merger, sale or lease of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights on our property, called liens, as discussed later under “Covenants — Restrictions on Liens”. If a merger or other transaction would create any liens on our property, we must comply with that covenant. We would do this either by deciding that the liens were permitted under the covenant, or by following the requirements of the covenant to grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities. (Section 8.01)

Upon any consolidation or merger, the successor formed by such consolidation may succeed to, and be substituted for, and may exercise every right and power granted to IHG or the guarantor, as applicable, under the indenture. Except in the case of a lease, the predecessor to the merged company or firm shall be relieved of all obligations and covenants under the indenture. (Section 8.02)

It is possible that the U.S. Internal Revenue Service may deem a merger or other similar transaction to cause an exchange for U.S. Federal income tax purposes of debt securities for new securities by the holders of the debt securities. This could result in the recognition of taxable gain or loss for U.S. Federal income tax purposes and possible other adverse tax consequences.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities. Some changes require your specific approval, others require the approval of a majority of the holders of debt securities, and certain clarifying and other changes do not require any vote by the holders of debt securities.

Changes Requiring Your Approval.    First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

• change the stated maturity of the principal or interest on a debt security;

• reduce any amounts due on a debt security;

• change any obligation to pay additional amounts described later under “Payment of Additional Amounts”;

• reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

• change the place or currency of payment on a debt security;

• impair your right to bring a lawsuit for any amounts due on a security;

• change our obligation to maintain an office or agent in each place where securities of a particular series may be presented or surrendered for payment, exchange or where notices may be served;

• reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

• reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indenture or to waive various defaults;

• modify any other aspect of the provisions dealing with modification and waiver of the indenture; and

• change the obligations of the guarantor to pay any principal, premium or interest under the guarantee, except in accordance with the terms of the Indenture.

Changes Requiring Majority Consent.    The second type of change to the indenture and the debt securities is the kind that requires consent by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and other changes described below. The same consent would be required for us to obtain a waiver of all or part of the covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the debt securities listed in the first category described under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Section 5.13)

Changes Not Requiring Approval.    The third type of change does not require any action or consent by holders of debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 9.01).

Further Details Concerning Consents.    When seeking the consent of noteholders, we will use the following rules to decide how much principal amount to attribute to a security:

• For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

• For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement.

• For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

• Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described under “Covenants — Defeasance and Discharge”. (Section 1.01)

• We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 1.04)

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Optional Tax Redemption

We may have the option to redeem the debt securities in the two situations described below. The redemption price for the debt securities, other than original issue discount debt securities, will be equal to the principal amount of the debt securities being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. Furthermore, we must give you between 30 and 60 days notice before redeeming the debt securities.

The first situation is where, as a result of a change in, execution of or amendment to any laws or the official application or interpretation of any laws, we would be required to pay additional amounts as described later under “Payment of Additional Amounts”. This applies only in the case of changes, executions or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities and in the jurisdiction where we are incorporated or resident for tax purposes. If we are succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized or resident for tax purposes, and the applicable date will be the date the entity became a successor.

The second situation is where a person located outside of the United States, including the United Kingdom, into which we are merged or to whom we have conveyed, transferred or leased its property is required to pay an additional amount. We would have the option to redeem the debt securities if we are required to pay additional amounts immediately after the merger, conveyance, transfer or lease.

We would not have the option to redeem in either case if we could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to us.

PAYMENT OF ADDITIONAL AMOUNTS

The government of any jurisdiction where we are incorporated or resident for tax purposes may require us to withhold amounts from payments on the principal or interest on a debt security for taxes or any other governmental charges. If the jurisdiction requires a withholding of this type, we may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the debt security to which you are entitled. However, in order for you to be entitled to receive the additional amount, you must not be resident in the jurisdiction that requires the withholding.

We will not have to pay additional amounts under any of the following circumstances:

• The tax or governmental charge is imposed only because the holder, or a fiduciary, settler, beneficiary or member or shareholder of, or possessor of a power over, the holder, if the holder is an estate, trust, partnership or corporation, was or is connected to the taxing jurisdiction, other than by merely holding the debt security or receiving principal or interest in respect thereof. These connections include where the holder or related party:

—	is or has been a citizen or resident of the jurisdiction;

—	is or has been engaged in trade or business in the jurisdiction; or

—	has or has had a permanent establishment in the jurisdiction.

• The tax or governmental charge is imposed due to the presentation of a debt security, if presentation is required, for payment on a date more than 30 days after the security became due or after the payment was provided for.

• The tax or governmental charge is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge.

• The tax or governmental charge is for a tax or governmental charge that is payable in a manner that does not involve withholdings.

• The tax or governmental charge is imposed or withheld because the holder or beneficial owner failed to comply with any of the following requests of IHG or its successor entity:

—	to provide information about the nationality, residence or identity of the holder or beneficial owner, or

—	to make a declaration or satisfy any information requirements that the statutes, treaties, regulations or administrative practices of the taxing jurisdiction require as a precondition to exemption from all or part of such tax or governmental charge.

• The withholding or deduction is imposed pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of June 3, 2003, or any law implementing such directive.

• The withholding or deduction is imposed on a holder or beneficial owner who could have avoided such withholding or deduction by presenting its debt securities to another paying agent.

• The holder is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, any debt security, and the laws of the jurisdiction require the payment to be included in the income of a beneficiary or settler for tax purposes with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of such security.

These provisions will also apply to any taxes or governmental charges imposed by any jurisdiction in which a successor to IHG or a substitute obligor is organized. The prospectus supplement relating to the debt securities may describe additional circumstances in which we would not be required to pay additional amounts.

In certain circumstances, payments made to holders of debt securities may be subject to withholding or deduction for, or on account of, U.K. tax. These circumstances might include, for example, if payments are made on debt securities issued by us that are not listed on a “recognized stock exchange” for U.K. tax purposes at the time of payment. For more information, see the section entitled “Certain Tax Considerations — United Kingdom Taxation — United Kingdom Taxation of Debt Securities”.

COVENANTS

Restrictions on Liens

Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including you and the other direct holders of the debt securities, or over our general creditors if we fail to pay them back. These preferential rights are called liens. We promise that we and our restricted subsidiaries, which are described further below, will not become obligated on any new debt for borrowed money that is secured by a lien on any of our principal properties, which are described further below, or on any shares of stock of any of our restricted subsidiaries, unless we grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities.

We do not need to comply with this restriction if the amount of all debt that would be secured by liens on our principal properties and the shares of stock of our restricted subsidiaries, excluding the debt secured by the liens that are listed below, does not exceed 15% of the Group’s consolidated tangible fixed assets. The Group’s consolidated tangible fixed assets may be the amount described in the Group’s most recent audited consolidated balance sheet under “fixed assets” as “tangible assets”. Alternatively, the Group’s consolidated tangible fixed assets may be the valuation of IHG’s or its subsidiaries’ property, plant and equipment determined in accordance with our accounting policies less a provision, as may be required, for depreciation, authorization or diminution in value. (Section 10.09)

This restriction on liens applies, with certain exceptions, to liens for borrowed money. For example, several liens imposed by operation of law, such as liens to secure statutory obligations for taxes or workers’ compensation benefits, or liens we create to secure obligations to pay legal judgments or surety bonds, are not covered by this restriction. This restriction on liens also does not apply to debt secured by a number of different types of liens, and we can disregard this debt when we calculate the limits imposed by this restriction. These types of liens include, among others, the following:

• any lien existing on or before the date of the indenture;

• any lien arising by operation of law and not securing amounts more than ninety days overdue or otherwise being contested in good faith;

• any lien on a principal property or shares of stock of any restricted subsidiary, which becomes a restricted subsidiary after the date of the applicable indenture, arising prior to the date of the restricted subsidiary’s becoming a restricted subsidiary, provided that such lien was not created in contemplation of such restricted subsidiary’s becoming a restricted subsidiary;

• any lien over any principal property, or documents of title thereto, or shares of stock of any restricted subsidiary that we or any restricted subsidiary granted as security for, or to secure indebtedness incurred to finance, all or part of the price of the acquisition of such principal property or shares of stock of such restricted subsidiary, or the development, redevelopment, modification or improvement of such principal property (if the lien is created not later than 24 months after such acquisition or completion of development, redevelopment, modification or improvement);

• any lien over any principal property, or documents of title thereto, or shares of stock of any restricted subsidiary that we or any restricted subsidiary acquired subject to the lien;

• any lien to secure indebtedness for borrowed money incurred in connection with a specifically identifiable project where the lien relates to a principal property involved in the project and that we or any restricted subsidiary acquired after the date of the indenture and the recourse of the creditors relating to the indebtedness is limited to the project and principal property;

• any lien incurred or deposits made in the ordinary course of business, including, but not limited to, (a) any mechanics’, materialmen’s, carriers’, workmen’s, vendors’ or other like liens, (b) any liens securing amounts in connection with workers’ compensation, unemployment insurance and other types of social security, and any easements, rights-of-way, restrictions and (c) other similar liens;

• any lien incurred or deposits made securing the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations incurred in the ordinary course of business;

• any lien on our principal property or a principal property of any restricted subsidiary in favor of the U.S. federal or any state government or the U.K. or the government of the E.U. or any member state thereof or any instrumentality of any of them, securing the obligations of us or any restricted subsidiary as a result of any contract;

• any lien securing taxes or assessments or other applicable government charges or levies not overdue;

• any lien securing industrial revenue, development or similar bonds issued by or for the benefit of us or any of our restricted subsidiaries, provided that the industrial revenue, development or similar bonds are non-recourse to us or the restricted subsidiary; and

• any extension, renewal or replacement or successive extensions, renewals or replacements, as a whole or in part, of any lien included earlier in this list.

Restrictions on Sales and Leasebacks

We promise that neither we nor any of our restricted subsidiaries will enter into any sale and leaseback transaction involving a principal property unless we comply with this covenant. A sale and leaseback transaction is an arrangement between us or a restricted subsidiary and a bank, insurance company or other lender or investor where we lease or the restricted subsidiary leases a property that we have or the restricted subsidiary has owned for more than six months and sold to a lender or investor or to any person to whom the lender or investor has advanced funds on the security of the principal property.

We can comply with this covenant in either of two different ways. First, we will be in compliance if we or our restricted subsidiary could grant a lien on the principal property in an amount equal to the indebtedness attributable to the sale and leaseback transaction without being required to grant an equivalent or higher-ranking lien to you and the other direct holders of the debt securities under the restriction on liens described above.

Second, we can comply if we invest an amount equal to at least the net proceeds of the sale of the principal property that we lease or our restricted subsidiary leases in the transaction or the fair value of that property, whichever is greater. This amount must be invested in any principal property or used to retire indebtedness for money that we or our restricted subsidiaries borrowed, incurred or assumed and that either has a maturity of 12 months or more from the date of incurrence of the indebtedness or has a maturity of less than 12 months from that date but is by its terms renewable or extendible beyond 12 months from that date at the option of the borrower, within one year of the transaction. (Section 10.10)

This restriction on sales and leasebacks does not apply to any sale and leaseback transaction that is between us and one of our subsidiaries, or between one of our restricted subsidiaries and either us or one of our other subsidiaries. It also does not apply to any lease with a term, including renewals, of three years or less.

We or our restricted subsidiaries may enter into sale and lease-back transactions provided that the total amount of debt attributable to sale and lease-back transactions plus other debt of ours or any of our restricted subsidiaries incurred, assumed or guaranteed secured by liens (but excluding debt secured by liens on property that we or any restricted subsidiary would be entitled to incur, assume or guarantee as described under “ — Restriction on Liens” above) does not exceed 15% of the Group’s consolidated tangible fixed assets.

As used here, “principal property” means a building or other structure or facility, and the land on which it sits and its associated fixtures that is located in the United States or the United Kingdom and that we or a subsidiary owns or leases and where the gross book value of the property exceeds the greater of US$100 million or 1% of the Group’s consolidated tangible fixed assets on the date as of which the determination is being made.

As used here, “restricted subsidiary” means any subsidiary of the Group whose proportionate share of the total assets exceeds 10% of the total assets of the Group, provided that restricted subsidiaries shall not include: (i) any subsidiary which does not directly or indirectly own a principal property; (ii) any subsidiary that is part of the Britvic Group and principally engaged in the Group’s soft drinks business; or (iii) any subsidiary which is principally engaged in leasing or in financing installment receivables or which is principally engaged in financing the operations of the Group and its consolidated subsidiaries.

As used here, “total assets” shall mean the fixed assets and current assets, as set forth in IHG’s most recent audited consolidated balance sheet published in accordance with U.K. GAAP.

Defeasance and Discharge

The following discussion of full defeasance and discharge will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement. (Section 4.03)

We and Six Continents can legally release ourselves from any payment or other obligations on the debt securities, except for various obligations described below, if we, in addition to other actions, put in place the following arrangements for you to be repaid:

• We or Six Continents must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

• We or Six Continents must deliver to the trustee a legal opinion of counsel confirming that, as a result of a change in U.S. Federal income tax law arising after the date of the indenture, we or Six Continents may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities. We would not have to deliver this opinion if we or Six Continents received a private letter ruling from the U.S. Internal Revenue Service, or there has been published by the U.S. Internal Revenue Service a revenue ruling, that states the same conclusion.

However, even if we take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

• to register the transfer and exchange of debt securities;

• to replace mutilated, destroyed, lost or stolen debt securities;

• to maintain paying agencies; and

• to hold money for payment in trust.

DEFAULT AND RELATED MATTERS

Ranking

The debt securities are not secured by any of our property or assets nor Six Continents’ property or assets. Accordingly, your ownership of debt securities means you are one of our and Six Continents’ unsecured creditors. The debt securities are not subordinated to any of our or Six Continents’ other unsecured debt obligations and therefore they rank equally with all of our and Six Continents’ other unsecured and unsubordinated indebtedness.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default? The term event of default means any of the following:

• We do not pay the principal or any premium on a debt security of the same series as your debt securities on its due date.

• We do not pay interest on a debt security of the same series as your debt securities within 30 days of its due date.

• We do not deposit any sinking fund payment of the same series as your debt securities on its due date.

• We or Six Continents remain in breach of a covenant described in the indenture or any other term of the indenture for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series.

• (a) Any other present or future obligation (other than non-recourse obligations) for borrowed money of ours or Six Continents shall have been accelerated so that the same becomes due and payable prior to its stated maturity by reason of a default with respect to such indebtedness and such acceleration shall not be rescinded or annulled (by reason of a remedy, cure or waiver thereof with respect to the default upon which such acceleration is based) within 21 days after such acceleration, or (b) we or Six Continents default in the payment of any principal on any obligation (other than non-recourse obligations) for borrowed money, when due at its final maturity, after giving effect to any applicable grace period, or (c) we or Six Continents fail to pay when due any amount payable by us or Six Continents under any present or future guarantee by us or Six Continents for, or indemnity provided by us or Six Continents in respect of, any obligation (other than non-recourse obligations) for borrowed money, within any applicable grace period provided for, and if the principal amount of such obligation for borrowed money is not yet due at its final maturity, the holder of such guarantee shall have accelerated the payment thereon and such acceleration shall not be rescinded or annulled (by reasons of a remedy, cure or waiver thereof with respect to the default upon which such acceleration is based) within 21 days after such acceleration; provided that the aggregate amount of the relevant indebtedness, guarantees and indemnities in respect of which one or more of the events mentioned in this paragraph have occurred (without duplicate) equals or exceeds (i) U.S.$75,000,000 or (ii) 1% of the Group’s consolidated net assets, whichever amount is greater.

• We or Six Continents file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

• If your securities are guaranteed, the guarantee is not (or is claimed by us or Six Continents not to be) in full force and effect, unless as otherwise provided for in the Indenture.

• Any other event of default described in the prospectus supplement occurs. (Section 5.01)

Remedies If an Event of Default Occurs.    If an event of default has occurred and has not been cured within the relevant remedy period, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series if certain conditions are met. (Section 5.02)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 6.03) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 5.12)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

• You must give the trustee written notice that an event of default has occurred and remains uncured.

• The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

• The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 5.07)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the indenture and the debt securities, or else specifying any default. (Section 10.05)

REGARDING THE TRUSTEE

We, Six Continents, and several other of our subsidiaries maintain banking relations with the trustee in the ordinary course of our business.

If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded, the trustee may be considered to have a conflicting interest with respect to the debt securities or the applicable indenture for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the indenture and we would be required to appoint a successor trustee.

DESCRIPTION OF GUARANTEE

Unless otherwise indicated in the prospectus supplement, Six Continents will fully and unconditionally guarantee the payment of the principal, of premium, if any, and interest on the guaranteed debt securities, including any additional amounts which may be payable by IHG in respect of its debt securities, as described under “Payment of Additional Amounts”. In addition, if Six Continents is required to withhold from amounts payable under its guarantee, Six Continents will pay you additional amounts so that the net amount will be the amount specified in the debt security to which you are entitled, subject to conditions and restrictions similar to those described under “Payment of Additional Amounts.” Six Continents guarantees the payment of such amounts when such amounts become due and payable, whether at the stated maturity of the debt securities, by declaration or acceleration, call for redemption or otherwise.

CLEARANCE AND SETTLEMENT

Securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by DTC in the United States, Clearstream Banking, société anonyme, in Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System, in Brussels, Belgium (“Euroclear”). These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for securities we issue in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Investors in securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream, Luxembourg or the clearance system that is described in the applicable prospectus supplement.

Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities.

The policies of DTC, Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Luxembourg, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The Clearing Systems

DTC

DTC has advised us as follows:

• DTC is:

—	a limited purpose trust company organized under the laws of the State of New York;

—	a member of the Federal Reserve System;

—	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

—	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

• DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

• Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

• Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

• The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg

Clearstream, Luxembourg has advised us as follows:

• Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

• Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its customers. This eliminates the need for physical movement of certificates.

• Clearstream, Luxembourg provides other services to its participants, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

• Clearstream, Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

• Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear

Euroclear has advised us as follows:

• Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique).

• Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

• Euroclear provides other services to its customers, including credit custody lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several other countries.

• Euroclear customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries.

• Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have relationships with Euroclear customers.

• All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of the securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of securities to another according to the currency that is chosen for the specific series of securities. Customary clearance and settlement procedures are described below.

Clearance and Settlement Procedures — DTC

DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations.

For payments in U.S. dollars, securities will be credited to the securities custody accounts of these DTC participants against payment on the settlement date. For payments in a currency other than U.S. dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures — Euroclear and Clearstream, Luxembourg

We understand that investors that hold their securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form for debt securities.

Securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading between DTC participants

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations.

If payment is made in U.S. dollars, settlement will be made versus payment. If payment is made in a currency other than U.S. dollars, settlement will be free of payment. If payment is made other than in U.S. Dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream, Luxembourg Participants

We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form for debt securities.

Transfers between DTC and Clearstream, Luxembourg or Euroclear

Cross-market transfers between persons holding directly or indirectly trough DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary. However, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC Clearstream, Luxembourg participants and Euroclear participants may not deliver instructions directly to the respective U.S. depositaries.

Because of time-zone differences, credits of securities received by Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be dated the business day following DTC settlement date. Such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream, Luxembourg participants or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg or Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be generally available to the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

CERTAIN TAX CONSIDERATIONS

UNITED STATES TAXATION OF DEBT SECURITIES

This discussion describes the principal United States federal income tax consequences of owning the debt securities described in this prospectus. It is the opinion of Sullivan & Cromwell LLP, U.S. counsel to IHG. It applies to you only if you acquire debt securities in the offering or offerings contemplated by this prospectus and you hold your debt securities as capital assets for tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

• a dealer in securities or currencies;

• a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

• a bank;

• a life insurance company;

• a tax-exempt organization;

• a person that owns debt securities that are a hedge or that are hedged against interest rate or currency risks;

• a person that owns debt securities as part of a straddle or conversion transaction for tax purposes; or

• a United States holder, as defined below, whose functional currency for tax purposes is not the U.S. dollar.

This discussion deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to in this discussion as the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

This section describes the tax consequences to a “United States holder”. A United States holder is a beneficial owner of a debt security that is:

• a citizen or resident of the United States;

• a domestic corporation;

• an estate whose income is subject to United States federal income tax regardless of its source; or

• a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you, and you should see the section entitled “United States Alien Holders” below for information that may apply to you.

Payments of Interest.    Except as described below in the case of interest on a “discount debt security” that is not “qualified stated interest”, each as defined later under “Original Issue Discount — General”, you will be taxed on any interest on your debt security, whether payable in U.S. dollars or a currency, composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or at the time it accrues, depending on your method of accounting for tax purposes. We refer to a currency, composite currency or basket of currencies other than U.S. dollars as foreign currency throughout this section.

Interest paid on, and original issue discount (as described later under “Original Issue Discount”), if any, accrued with respect to the debt securities and any additional amounts paid with respect to withholding tax on the notes (including withholding tax on payments of such additional amounts) constitutes income from sources outside the United States, and, with certain exceptions, will be “passive” or, for certain holders, “financial services” income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a United States holder.

Cash Basis Taxpayers.    If you are a taxpayer that uses the “cash receipts and disbursements” method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers.    If you are a taxpayer that uses the accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year).

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year). Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you own at the beginning of the first taxable year to which the election applies and to all debt instruments that you thereafter acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest, upon the sale or retirement of your debt security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount.    General.    If you own a debt security, other than a debt security with a term of one year or less, referred to as a “short-term debt security”, it will be treated as issued at an original issue discount, referred to as a “discount debt security”, if the debt security’s “stated redemption price at maturity” exceeds its “issue price” by more than a “de minimis amount”. All three terms are defined below. Generally, a debt security’s “issue price” will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security’s “stated redemption price at maturity” is the total of all payments provided by the debt security that are not payments of “qualified stated interest”. Generally, an interest payment on a debt security is “qualified stated interest” if it is part of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the debt security. There are special rules for “variable rate debt securities” that we discuss below under “Variable Rate Debt Securities”.

In general, your debt security is not a discount debt security if the amount by which its “stated redemption price at maturity” exceeds its “issue price” is less than ¼ of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity, referred to as the “de minimis amount”. Your debt security will have “de minimis original issue discount” if the amount of the excess is less than the de minimis amount. If your debt security has “de minimis original issue discount”, you must include it in income as stated principal payments are made on the debt security, unless you make the election described below under “Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to:

• the amount of the principal payment made

divided by:

• the stated principal amount of the debt security.

Inclusion of Original Issue Discount in Income.    Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount, referred to as “OID”, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your discount debt security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount debt security for each day during the taxable year or portion of the taxable year that you own your discount debt security, referred to as “accrued OID”. You can determine the daily portion by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount debt security and you may vary the length of each accrual period over the term of your discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on your discount debt security must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

• multiplying your discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity, and then

• subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

You must determine the discount debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount debt security’s adjusted issue price at the beginning of any accrual period by:

• adding your discount debt security’s issue price and any accrued OID for each prior accrual period, and then

• subtracting any payments previously made on your discount debt security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount debt security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

• the amount payable at the maturity of your debt security (other than any payment of qualified stated interest); and

• your debt security’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium.    If you purchase your debt security for an amount that is less than or equal to the sum of all amounts (other than qualified stated interest) payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price (as determined above under “Inclusion of Original Issue Discount in Income”), the excess is “acquisition premium”. If you do not make the election described below under “Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by an amount equal to:

• the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of your debt security divided by:

• the excess of the sum of all amounts payable (other than qualified stated interest) on your debt security after the purchase date over your debt security’s adjusted issue price.

Pre-Issuance Accrued Interest.    An election can be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

• a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest;

• the first stated interest payment on your debt security is to be made within one year of your debt security’s issue date; and

• the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

Debt Securities Subject to Contingencies Including Optional Redemption.    Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

• the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and

• one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

• in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security; and

• in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules, referred to as a “change in circumstances”, then except to the extent that a portion of your debt security is repaid as a result of the change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount.    You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above under the heading “Inclusion of Original Issue Discount in Income”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under “Debt Securities Purchased at a Premium”) or acquisition premium.

If you make this election for your debt security, then, when you apply the constant-yield method:

• the “issue price” of your debt security will equal your cost;

• the issue date of your debt security will be the date you acquired it; and

• no payments on your debt security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the debt security for which you make it; however, if the debt security for which this election is made has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) that you own as of the beginning of the taxable year in which you acquire the debt security for which you made this election or which you acquire thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed below under “Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or thereafter acquire. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the Internal Revenue Service.

Variable Rate Debt Securities.    Your debt security will be a “variable rate debt security” if:

• your debt security’s “issue price” does not exceed the total noncontingent principal payments by more than the lesser of:

—	.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

—	15 percent of the total noncontingent principal payments; and

• your debt security provides for stated interest (compounded or paid at least annually) only at:

—	one or more “qualified floating rates”;

—	a single fixed rate and one or more qualified floating rates;

—	a single “objective rate”; or

—	a single fixed rate and a single objective rate that is a “qualified inverse floating rate”.

Your debt security will have a variable rate that is a “qualified floating rate” if:

• variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

• the rate is equal to such a rate multiplied by either:

—	a fixed multiple that is greater than 0.65 but not more than 1.35; or
—	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

• the value of the rate on any date during the term of your debt security is set no earlier than 3 months prior to the first day on which that value is in effect and no later than one year following that first day.

If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions, including caps, floors, governors, or other similar restrictions, unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

Your debt security will have a variable rate that is a single “objective rate” if:

• the rate is not a qualified floating rate;

• the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

• the value of the rate on any date during the term of your debt security is set no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

An objective rate as described above is a “qualified inverse floating rate” if:

• the rate is equal to a fixed rate minus a qualified floating rate; and

• the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

• the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points; or

• the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate, other than at a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your debt security by:

• determining a fixed rate substitute for each variable rate provided under your variable rate debt security;

• constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

• determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

• adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate, other than at single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Debt Securities.    In general, if you are an individual or other cash basis United States holder of a short-term debt security, you are not required to accrue OID (as specially defined below for the purposes of this paragraph) for U.S. federal income tax purposes unless you elect to do so. However, you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the OID accrued on a straight-line basis, unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.

Foreign Currency Discount Debt Securities.    You must determine OID for any accrual period on your discount debt security if it is denominated in, or determined by reference to, a foreign currency in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described above under “Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your debt security.

Market Discount.    You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount and your debt security will be a “market discount debt security” if:

• you purchase your debt security for less than its issue price (as determined above under “Original Issue Discount—General”); and

• your debt security’s stated redemption price at maturity or, in the case of a discount debt security, the debt security’s “revised issue price”, exceeds the price you paid for your debt security by at least ¼ of 1 percent of your debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. To determine the “revised issue price” of your debt security for these purposes, you generally add any OID that has accrued on your debt security to its “issue price”.

If your debt security’s stated redemption price at maturity or, in the case of a discount debt security, its “revised issue price”, does not exceed the price you paid for the debt security by ¼ of 1 percent multiplied by the number of complete years to the debt security’s maturity, the excess constitutes “de minimis market discount”, and the rules that we discuss below are not applicable to you.

If you recognize gain on the maturity or disposition of your market discount debt security, you must treat it as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service.

You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election to accrue market discount using a constant-yield method, it will apply only to the debt security with respect to which it is made and you may not revoke it.

If you own a market discount debt security and do not elect to include market discount in income currently, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

Debt Securities Purchased at a Premium.    If you purchase your debt security for an amount in excess of all amounts payable on the debt security after the acquisition date, other than payments of qualified stated interest, you may elect to treat the excess as “amortizable bond premium”. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable, based on your debt security’s yield to maturity, to that year. If your debt security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you own at the beginning of the first taxable year to which the election applies, and to all debt instruments that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “Election to Treat All Interest as Original Issue Discount”.

Purchase, Sale and Retirement of the Debt Securities.    Your tax basis in your debt security will generally be the U.S. dollar cost, as defined below, of your debt security, adjusted by:

• adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your debt security, and then

• subtracting the amount of any payments on your debt security that are not qualified stated interest payments and the amount of any amortizable bond premium applied to reduce interest on your debt security.

If you purchase your debt security with foreign currency, the U.S. dollar cost of your debt security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer (or an accrual basis taxpayer if you so elect), and your debt security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your debt security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on:

• the date payment is received, if you are a cash basis taxpayer and the debt securities are not traded on an established securities market, as defined in the applicable Treasury regulations;

• the date of disposition, if you are an accrual basis taxpayer; or

• the settlement date for the sale, if you are a cash basis taxpayer (or an accrual basis United States holder that so elects) and the debt securities are traded on an established securities market, as defined in the applicable Treasury regulations.

You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

• attributable to changes in exchange rates as described in the next paragraph;

• described above under “Original Issue Discount — Short-Term Debt Securities” or “Original Issue Discount — Market Discount”;

• attributable to accrued but unpaid interest; or

• the rules governing contingent payment obligations apply.

Capital gain of a noncorporate United States holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% for property held more than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars.    If you receive foreign currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase debt securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Indexed Debt Securities.    The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities.

United States Alien Holders

This section describes the tax consequences to a “United States alien holder” of debt securities. You are a United States alien holder if you are the beneficial owner of a debt security and are, for United States federal income tax purposes:

• a non-resident alien individual,

• a foreign corporation,

• a foreign partnership, or

• an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

If you are a United States holder of debt securities, this section does not apply to you.

Payments of Interest.    Subject to the discussion of backup withholding below, payments of principal, premium, if any, and interest, including OID, on a debt security is exempt from U.S. federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

• you are an insurance company carrying on a U.S. insurance business to which the interest is attributable, within the meaning of the Code; or

• you both:

—	have an office or other fixed place of business in the United States to which the interest is attributable; and

—	derive the interest in the active conduct of a banking, financing or similar business within the United States.

Purchase, Sale, Retirement and Other Disposition of the Debt Securities.    You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of a debt security unless:

• the gain is effectively connected with your conduct of a trade or business in the United States; or

• you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of the U.S. federal estate tax, the debt securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Recently-promulgated Treasury Regulations require U.S. taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the debt securities are denominated in a foreign currency, a United States holder (or a United States alien holder that holds debt securities in connection with a U.S. trade or business) which recognizes a loss with respect to the debt securities that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals or trusts, this loss threshold is $50,000 in a single taxable year. For other types of taxpayers and losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligation that may apply in connection with acquiring, owning and disposing of debt securities.

Backup Withholding and Information Reporting

Payments of Principal and Interest.    If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

• payments of principal and interest on a debt security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

• the payment of the proceeds from the sale of a debt security effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

• fails to provide an accurate taxpayer identification number,

• is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

• in certain circumstances, fails to comply with applicable certification requirements.

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

• payments of principal and interest made to you outside the United States by us or another non-United States payor and

• other payments of principal and interest and the payment of the proceeds from the sale of a debt security effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

• the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

—	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

—	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

• you otherwise establish an exemption.

Proceeds from the Sale of a Debt Security.    Payment of the proceeds from the sale of a debt security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a debt security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

• the proceeds are transferred to an account maintained by you in the United States,

• the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

• the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a debt security effected at a foreign office of a broker will be subject to information reporting if the broker is:

• a United States person,

• a controlled foreign corporation for United States tax purposes,

• a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

• a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

UNITED KINGDOM TAXATION

The following summary is of a general nature and describes certain U.K. tax considerations that relate to the debt securities and is based on current U.K. law and U.K. Inland Revenue practice. It is the opinion of Linklaters, U.K. tax counsel to IHG. It is not tax advice. The comments relate only to the position of persons who are the absolute beneficial owners of their debt securities and any payments in respect of such debt securities and may not apply to certain classes of persons such as dealers.

Please consult your own tax adviser concerning the consequences of owning these debt securities in your particular circumstances under U.K. law and the laws of any other taxing jurisdiction.

UNITED KINGDOM TAXATION OF DEBT SECURITIES

Interest Payments

If debt securities are issued with a redemption premium, then any such premium may constitute interest for U.K. tax purposes and so be treated in the manner described below. References to “interest” in this section mean interest as understood in U.K. tax law. The statements below do not take account of any different definitions of interest which may prevail under any other law or which may be created by the terms and conditions of the debt securities or any related documentation.

Payments of interest on debt securities issued by IHG in accordance with the described procedure will not be subject to withholding or deduction for or on account of U.K. taxation so long as such debt securities carry a right to interest and are listed on a “recognized stock exchange” within the meaning of Section 841 of the Income and Corporation Taxes Act 1988 (which includes the New York Stock Exchange).

In all other cases, payments of interest will generally be made after deduction of tax at the lower rate, which is currently 20%. Certain holders of debt securities who are resident in the United States will generally be entitled to receive payments free of deductions for or on account of U.K. tax under the United Kingdom — United States double taxation treaty and may therefore be able to obtain a direction to that effect from the appropriate taxation authority in the United Kingdom. Holders of debt securities who are resident in other jurisdictions may also be able to receive payment free of deductions or subject to a lower rate of deduction under an appropriate double taxation treaty and may be able to obtain a direction to that effect. However, such a direction will, in either case, only be issued on prior application to the relevant tax authorities by the holder in question. If such a direction is not in place at the time a payment of interest is made, the person making the payment will be required to withhold tax, although a holder of debt securities resident in another jurisdiction who is entitled to relief may subsequently claim the amount, or a proportion of the amount, as appropriate, withheld from the U.K. Inland Revenue.

The interest on debt securities issued by IHG will have a U.K. source and accordingly may be chargeable to U.K. tax by direct assessment. However, the interest will not be chargeable to U.K. tax in the hands of a person who is not resident for tax purposes in the United Kingdom unless that person carries on a trade, profession or vocation in the United Kingdom through a branch or agency, or, for corporate holders in respect of accounting periods beginning on or after January 1, 2003, a permanent establishment, in the United Kingdom in connection with which the interest is received or to which those debt securities are attributable. There are certain exceptions for interest received by certain categories of agents.

Provision of Information

Persons in the United Kingdom paying interest to or receiving interest on behalf of another person may be required to provide certain information to the U.K. Inland Revenue regarding the identity of the payee or person entitled to the interest and, in certain circumstances, such information may be exchanged with tax authorities in other countries.

Optional Tax Redemption

In the earlier section entitled “Description of Debt Securities — Special Situations — Optional Tax Redemption” we set out the situations in which the issuer may redeem any debt securities. As at the date of this prospectus, the first of those situations does not apply to the debt securities.

Disposal (including Redemption)

This section offers general guidance only and in particular does not discuss the U.K. tax treatment relevant to convertible or exchangeable securities, asset linked securities or securities issued at anything other than no discount or a fixed discount to their redemption amount.

A holder of debt securities who is resident in a jurisdiction outside the United Kingdom will not be liable to U.K. taxation in respect of a disposal (including redemption) of a debt security, any gain accrued in respect of a debt security or any change in the value of a debt security, unless, at the time of the disposal, the holder carries on a trade, profession or vocation in the United Kingdom through a branch or agency, or, for corporate holders in respect of accounting periods beginning on or after January 1, 2003, a permanent establishment, and the debt security was used in or for the purposes of this trade, profession or vocation or acquired for the use and used by or for the purposes of the branch or agency or permanent establishment.

If the holder is a company resident in the United Kingdom, it will have to account for corporation tax in respect of both interest and all profits and gains arising from dealing with a debt security broadly in accordance with its statutory accounting treatment.

If the holder is an individual resident in the United Kingdom, he or she may have to account for capital gains tax in respect of any gains arising on a disposal of a debt security, unless the debt securities are “qualifying corporate bonds” within the meaning of section 117 of the Taxation of Chargeable Gains Act 1992. If this is the case, neither chargeable gains nor allowable losses will arise on a disposal of the debt securities for the purposes of taxation of chargeable gains. Any capital gains would be calculated by comparing the sterling values on purchase and disposal of the securities, so a liability to tax could arise where the non-sterling amount received on a disposal was less than or the same as the amount paid for the debt securities. In certain cases, any amount received on disposal of a debt security that relates to interest accrued but not paid on the date of the disposal may be subject to income tax rather than capital gains tax.

If the debt security was issued at a significant discount to its redemption amount then it would be a qualifying corporate bond but all profits and losses on its disposal would be taxed as income. “Significant” means more than 15% of the redemption amount or, if less, more than ½% of the redemption amount multiplied by the number of years to redemption.

A holder who is an individual and who has, on or after March 17, 1998, ceased to be resident or ordinarily resident for tax purposes in the United Kingdom for a period of less than five years of assessment and who disposes of debt securities during that period may be liable to U.K. taxation on chargeable gains arising during the period of absence, subject to any available exemption or relief.

Inheritance Tax

A holder of debt securities who is domiciled within the United Kingdom will be liable to U.K. inheritance tax. Liability to U.K. inheritance tax may arise (subject to exemptions and reliefs) on a gift of debt securities or on the death of the individual holder.

Holders of debt securities who have been resident in the United Kingdom for tax purposes for 17 out of the previous 20 tax years preceding the gift or their death will be treated as domiciled in the United Kingdom for inheritance tax purposes.

If an individual is not domiciled (or deemed domiciled) in the United Kingdom there will be no U.K. inheritance tax liability in respect of registered debt securities where the register is kept outside the United Kingdom and provided transfer of the debt securities can only be effected by entry on such register. A holder of debt securities who is an individual domiciled outside the United Kingdom may be liable to U.K. inheritance tax if the register of the debt securities is maintained in the United Kingdom. Such liability may (subject to exemptions and reliefs) arise on a gift of debt securities by, or on the death of, an individual holder. Exemption from or reduction in any U.K. inheritance tax liability may be available for holders of debt securities who are resident in another jurisdiction with which the United Kingdom has a gifts and estates treaty.

For U.K. inheritance tax purposes, a transfer of debt securities at less than full market value may be treated as a gift and particular rules apply where the donor reserves or retains some benefit.

Special rules apply to debt securities held through trusts.

Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

No liability for U.K. stamp duty or SDRT will arise on a transfer of, or an agreement to transfer, debt securities unless such securities carry:

•    a right of conversion into shares or other securities or to the acquisition of shares or other securities (including securities of the same description);

•    a right to interest, the amount of which is or was determined to any extent by reference to the results of, or of any part of, a business or to the value of any property;

•    a right to interest the amount of which exceeds a reasonable commercial return on the nominal amount of the capital; or

•    a right on repayment to an amount which exceeds the nominal amount of the capital and is not reasonably comparable with what is generally repayable (in respect of a similar nominal amount of capital) under the terms of issue of loan capital listed on the Official List of the London Stock Exchange.

Proposed European Union Directive on the Taxation of Savings

The European Union has adopted proposals for a new directive regarding the taxation of savings income. It is proposed that, subject to a number of important conditions being met, Member States will be required from January 1, 2005 to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to or for the benefit of an individual resident in that other Member State, subject to the right of certain Member States to opt instead for a withholding system for a transitional period in relation to such payments. The directive is not yet final, and may be subject to further amendment.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

• through underwriters;

• through dealers;

• through agents; or

• directly to purchasers.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriter, dealers or agents;

• their compensation;

• the net proceeds to us;

• the purchase price of the securities;

• the initial public offering price of the securities; and

• any exchange on which the securities will be listed.

Underwriters

If we use underwriters in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase the securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of the securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell securities directly or through agents that we designate. The prospectus supplement will name any agent involved in the offering and sale and will state any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Contracts with Institutional Investors for Delayed Delivery

If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

• commercial and savings banks;

• insurance companies;

• pension funds;

• investment companies;

• educational and charitable institutions; and

• other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities can not at the time of delivery be prohibited under the laws of any jurisdiction that govern:

• the validity of the arrangements; or

• the performance by us or the institutional investor.

Indemnification

Agreements that we have entered into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market making

Unless otherwise noted in the applicable prospectus supplement, each series of securities will be a new issue of securities without an established trading market. Various broker-dealers may make a market in the debt securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

VALIDITY OF SECURITIES AND GUARANTEES

Sullivan & Cromwell LLP, our and Six Continents’ U.S. counsel, and Davis Polk & Wardwell, U.S. counsel for any underwriters, will pass upon the validity of the debt securities and guarantees as to certain matters of United States law. Linklaters, our and Six Continents’ English solicitors, will pass upon certain matters of English law.

EXPERTS

Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Six Continents included in its annual report on Form 20-F for the year ended September 30, 2002 as set forth in their report, which is incorporated by reference in this prospectus and registration statement. These financial statements are incorporated by reference in this prospectus and registration statement in reliance upon Ernst & Young LLP’s report, given upon their authority as experts in accounting and auditing.

EXPENSES

The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement:

Securities and Exchange Commission registration fee	$60,000
Printing and engraving expenses	$25,000
Legal fees and expenses	$500,000
Accounting fees and expenses	$100,000
Indenture Trustee’s fees and expenses	$20,000

Total	$705,000

PART II OF FORM F-3

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.    Indemnification of Directors and Officers

English law does not permit a company to indemnify a director or an officer of the company against any liability which by virtue of any rule of law would otherwise attach to him or her in respect of negligence, default, breach of duty or breach of trust in relation to the company except liability incurred by such director or officer in defending any legal proceeding (whether civil or criminal) in which judgment is given in his or her favor or in which he or she is acquitted or in certain instances where, although he or she is liable, a court finds that such director or officer acted honestly and reasonably and that having regard to all the circumstances he or she ought fairly to be excused and relief is granted by the court.

Article 161 of IHG’s Articles of Association provides:

“Subject to the provisions of and so far as may be consistent with the Statutes, every Director, Secretary or other officer of the Company shall be indemnified by the Company out of its own funds against and/or exempted by the Company from all costs, charges, losses, expenses and liabilities incurred by him in actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.”

Article 162 of Six Continents’ Articles of Association provides:

“Subject to the provisions of and so far as may be consistent with the Statutes, every Director, Secretary or other officer of the Company shall be entitled to be indemnified by the Company out of its own funds against all costs, charges, losses, expenses and liabilities incurred by him in actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which the judgement is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.”

Section 310 of the Companies Act 1985 of Great Britain, as amended, provides as follows:

“(1)

This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2)	Except as provided by the following subsection, any such provision is void.

(3)	This section does not prevent a company —

(a)	from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

(b)	from indemnifying any such officer or auditor against any liability incurred by him —

(i)	in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

(ii)	in connection with any application under section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.”

and Section 727 of the Companies Act 1985 of Great Britain, as amended, provides, as follows:

“(1)	If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability in such terms as the court thinks fit.

(2)	If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)	Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.”

The Company maintains directors’ and officers’ liability insurance which provides insurance cover against the personal liabilities which directors and officers may incur by reason of their duties.

The form of Underwriting Agreement related to the offering of Debt Securities filed as an Exhibit to this Registration Statement provides that each Underwriter, severally, will indemnify

InterContinental Hotels Group PLC, and each of its directors and officers who signed the Registration Statement and each person, if any, who controls InterContinental Hotels Group PLC within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against certain civil liabilities.

Item 9.    Exhibits

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement for Debt Securities.*

4.1	Form of Indenture, among IHG, Six Continents and JPMorgan Chase Bank, including forms of debt securities and guarantees relating thereto.

4.2	Form of Securities of IHG and Guarantees relating thereto (included in Exhibit 4.1).

4.3	Memorandum and Articles of Association of IHG (incorporated by reference to Exhibit 4.1 of IHG’s Registration Statement on Form S-8 filed with the SEC on April 23, 2003).

4.4	Memorandum and Articles of Association of Six Continents (incorporated by reference to Exhibit 1 of Six Continents’ Annual Report on Form 20-F filed with the SEC on December 20, 2001).

5.1	Opinion of Linklaters, English solicitors to IHG and Six Continents, as to certain matters of English law.

5.2	Opinion of Sullivan & Cromwell LLP, U.S. legal advisors to IHG and Six Continents, as to the validity of the debt securities and guarantees as to certain matters of U.S. and New York law.

8.1	Opinion of Linklaters, English solicitors to IHG and Six Continents, as to certain matters of U.K. taxation.

8.2	Opinion of Sullivan & Cromwell LLP, U.S. legal advisors to IHG, as to certain matters of U.S. taxation.

12.1	Statement regarding computation of ratios of earnings to fixed charges.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Linklaters, English solicitors to IHG and Six Continents (included in Exhibits 5.1 and 8.1).

23.3	Consent of Sullivan & Cromwell LLP, U.S. legal advisors to IHG and Six Continents (included in Exhibits 5.2 and 8.2).

24.1	Powers of attorney.

25.1	Statement of eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.

*	To be filed by amendment.

Item 10.    Undertakings

Each of the undersigned registrants hereby undertakes:

(1)	To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof)

which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the commission by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrants include in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of IHG’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 9 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants, of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted against the registrants by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, InterContinental Hotels Group PLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on August 19, 2003.

InterContinental Hotels Group PLC

By:	/s/ RICHARD SOLOMONS
Name: Richard Solomons Title: Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on August 19, 2003.

SIR IAN PROSSER*	ROBERT C. LARSON*

Sir Ian Prosser Director and Chairman	Robert C. Larson Director

RICHARD NORTH*	DAVID PROSSER*

Richard North Director and Chief Executive (Principal Executive Officer)	David Prosser Director

/s/ RICHARD SOLOMONS	SIR HOWARD STRINGER*

Richard Solomons Director and Finance Director (Principal Financial and Accounting Officer)	Sir Howard Stringer Director

RICHARD HARTMAN*	DAVID WEBSTER*

Richard Hartman Director	David Webster Director

STEVAN PORTER*	ROBERT JACKMAN*

Stevan Porter Director	Robert Jackman Authorized Representative in the United States of America

RALPH KUGLER*

Ralph Kugler Director

*By:	/s/ RICHARD SOLOMONS

Richard Solomons, Attorney-In-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Six Continents PLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on August 19, 2003.

Six Continents PLC

By:	/s/ RICHARD SOLOMONS
Name: Richard Solomons Title: Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on August 19, 2003.

/s/ RICHARD SOLOMONS	ANTHONY STERN*

Richard Solomons Director (Principal Executive, Financial and Accounting Officer)	Anthony Stern Director

JIM LARSON*	RICHARD WINTER*

Jim Larson Director	Richard Winter Director

ROBERT JACKMAN*

Robert Jackman Authorized Representative in the United States of America

/s/ RICHARD SOLOMONS *By:
Richard Solomons, Attorney-In-Fact

INDEX TO EXHIBITS

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement for Debt Securities.*

4.1	Form of Indenture, among IHG, Six Continents and JPMorgan Chase Bank, including forms of debt securities and guarantees relating thereto.

4.2	Form of Securities of IHG and Guarantees relating thereto (included in Exhibit 4.1).

4.3	Memorandum and Articles of Association of IHG (incorporated by reference to Exhibit 4.1 of IHG’s Registration Statement on Form S-8 filed with the SEC on April 23, 2003).

4.4	Memorandum and Articles of Association of Six Continents (incorporated by reference to Exhibit 1 of Six Continents’ Annual Report on Form 20-F filed with the SEC on December 20, 2001).

5.1	Opinion of Linklaters, English solicitors to IHG and Six Continents, as to certain matters of English law.

5.2	Opinion of Sullivan & Cromwell LLP, U.S. legal advisors to IHG and Six Continents, as to the validity of the debt securities and guarantees as to certain matters of U.S. and New York law.

8.1	Opinion of Linklaters, English solicitors to IHG, as to certain matters of U.K. taxation.

8.2	Opinion of Sullivan & Cromwell LLP, U.S. legal advisors to IHG, as to certain matters of U.S. taxation.

12.1	Statement regarding computation of ratios of earnings to fixed charges.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Linklaters, English solicitors to IHG and Six Continents (included in Exhibits 5.1 and 8.1).

23.3	Consent of Sullivan & Cromwell LLP, U.S. legal advisors to IHG and Six Continents (included in Exhibits 5.2 and 8.2).

24.1	Powers of attorney.

25.1	Statement of eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.

*	To be filed by amendment.